Exhibit 99.1

Datawatch Announces Fourth Quarter and Year-End Fiscal 2017 Financial Results

Bedford, Mass.—November 1, 2017—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and fast data analytics solutions, today announced that total revenue for its fourth quarter of fiscal 2017 ended September 30, 2017 was $10.20 million, an increase of 19% from total revenue of $8.61 million in the fourth quarter of fiscal 2016. License revenue for the fourth quarter of fiscal 2017 was $5.89 million, a 24% increase from the $4.76 million recorded in the same quarter a year ago. Deferred revenue as of September 30, 2017 was $11.61 million, an 18% increase compared to $9.87 million as of September 30, 2016. Total bookings for the fourth quarter of fiscal 2017 were $10.77 million, a 12% increase from the $9.58 million of bookings recorded in the same quarter a year ago.

Net loss for the fourth quarter of fiscal 2017 was ($0.81) million, or ($0.07) per diluted share, compared to a net loss of ($1.93) million, or ($0.16) per diluted share, for the year ago period. Excluding the effects of the amortization associated with the purchase of certain intellectual property and other intangible assets and share-based compensation, the Company’s non–GAAP net loss for its fourth quarter of fiscal 2017 was $(0.07) million, or ($0.01) per diluted share, compared to a non-GAAP net loss of $(0.75) million, or ($0.06) per diluted share, for the fourth quarter of fiscal 2016.

Total revenue for fiscal 2017 was $36.26 million, a 19% increase from revenue of $30.46 million for fiscal 2016.  License revenue for fiscal 2017 was $20.05 million, a 32% increase compared to $15.22 million for fiscal 2016. Net loss for 2017 was ($4.00) million, or ($0.33) per diluted share, as compared to a net loss of ($14.63) million or ($1.24) per diluted share, for fiscal 2016. The Company’s non-GAAP net loss for fiscal year 2017 was ($1.32) million, or ($0.11) per diluted share, as compared to a non-GAAP net loss of ($7.82) million, or ($0.66) per diluted share, for fiscal 2016.

“Our fourth quarter results demonstrate continued momentum for our Monarch data preparation and analytics platform, a healthy market for modern analytic solutions, improved engagement with the Datawatch community and disciplined sales execution,” said Michael A. Morrison, president and chief executive officer of Datawatch. “Further, the fourth quarter represents the culmination to a successful year highlighted by 30%+ year-over-year license growth, good progress toward a return to profitability and positive cash flow from operating activities.”

Mr. Morrison concluded, “As we enter fiscal 2018, we are encouraged by customer and partner adoption of our Monarch platform and we believe that the market for enterprise data preparation and analytics solutions will continue to grow. In fiscal 2018, we will maintain the discipline to build our business on a profitable basis, with a laser focus on the Datawatch customer community, increased investment in partner opportunities and continued industry-leading innovation as illustrated by general availability for Monarch Swarm, our next generation cloud platform, which we publicly announced today.”

James L. Eliason, chief financial officer, commented, “We reduced our operating loss in fiscal 2017, closing out the year at essentially breakeven, and we are comfortably within our targeted position to achieve non-GAAP operating profitability for fiscal year 2018, although we do not expect to be profitable in the first fiscal quarter. We also generated $2.5 million in cash in fiscal 2017, and expect to continue generating cash throughout fiscal 2018. We remain disciplined in how we are approaching investments in the business to ensure that we are building a solid foundation for the long-term.”

Exhibit 99.1

Fourth Quarter Fiscal 2017 Business Highlights

•	Sysco, the largest food distribution network in the world, and a long-time enterprise customer of Datawatch’s heritage Monarch solution, committed to migrate its hundreds of users to Datawatch’s modern Monarch data preparation and analytics platform.

•	The TJX Companies, a leading retailer of apparel and home fashions worldwide, extended the value of its Monarch modern analytic platform through the purchase of Monarch’s automation and governance capabilities.

•	Sherwin Williams, a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products, standardized on the Monarch data preparation platform to streamline the integration of back office operations resulting from its acquisition of Valspar Corporation.

•	BNY Mellon, a global leader in investment management and investment services, selected Datawatch’s Panopticon fast analytics platform to support its compliance initiatives related to MiFID II best execution regulations.

Fourth Quarter Fiscal 2017 Financial Highlights

•	Cash and short-term investments were $30.5 million at September 30, 2017, up from $29.4 million at June 30, 2017 and $28.0 million at September 30, 2016.

•	Gross margin (excluding IP amortization expense) for the fourth quarter of fiscal 2017 was 92%, as compared to 92% for the fourth quarter of fiscal 2016.

•	Days sales outstanding were 60 days at September 30, 2017, compared to 68 days at September 30, 2016.

•	There were seven six-figure license deals in the fourth quarter this fiscal year, compared to three in the fourth quarter of fiscal 2016.

•	The average deal size in the fourth quarter of fiscal 2017 was $47,000, an increase from $36,000 in the fourth quarter of fiscal 2016.

•	Deferred revenue reached $11.6 million at September 30, 2017, the highest in the company’s history, and an 18% increase from $9.9 million at September 30, 2016.

Conference Call

Datawatch’s fourth quarter of fiscal year 2017 earnings conference call will take place today, Wednesday, November 1, 2017 at 5:00 p.m. Eastern Time. The toll-free number to access the conference call is (866) 682-6100. Internationally, the call may be accessed by dialing (404) 267-0373. The conference call will be broadcast live on the Internet at:

http://www.investorcalendar.com/event/20649. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of all sizes in more than 100 countries worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila. To learn more about Datawatch or download a free version of its enterprise software, please visit: www.datawatch.com.

Exhibit 99.1

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following:; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; risks related to actions by activist stockholders, including the amount of related costs incurred by Datawatch and the disruption caused to Datawatch’s business activities by these actions; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2016 and its subsequently filed Form 10-Q reports. Any forward-looking statements should be considered in light of those factors.

Use of Non-GAAP Financial Information

We define non-GAAP net loss as U.S. Generally Accepted Accounting Principles (“GAAP”) net loss plus (i) amortization associated with the purchase of certain intellectual property and other intangible assets (ii) share-based compensation and (iii) Swedish deferred tax valuation allowance, minus the payment received in respect of a stockholder’s short-swing stock trading profits. We discuss non-GAAP net loss in our quarterly earnings releases and certain other communications as we believe non-GAAP net loss is an important measure that is not calculated according to GAAP. We use non-GAAP net loss in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP net loss assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Exhibit 99.1

Non-GAAP net loss is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP net loss financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table below entitled “Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss” reconciles the Company’s GAAP net loss to the Company’s non-GAAP net loss.

Exhibit 99.1

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUE:
Software licenses	$5,893	$4,758	$20,051	$15,219
Maintenance	3,629	3,498	14,473	13,915
Professional services	682	351	1,739	1,328
Total revenue	10,204	8,607	36,263	30,462

COSTS AND EXPENSES:
Cost of software licenses	228	761	1,895	2,828
Cost of maintenance and services	655	470	2,349	2,177
Sales and marketing	5,731	5,162	19,124	20,783
Engineering and product development	2,288	2,078	8,888	8,167
General and administrative	2,207	2,183	8,777	9,636
Total costs and expenses	11,109	10,654	41,033	43,591

LOSS FROM OPERATIONS	(905)	(2,047)	(4,770)	(13,129)
Other income (expense)	56	(11)	759	(30)

LOSS BEFORE INCOME TAXES	(849)	(2,058)	(4,011)	(13,159)
Income tax (expense) benefit	35	126	18	(1,473)

NET LOSS	$(814)	$(1,932)	$(3,993)	$(14,632)

Net loss per share - Basic	$(0.07)	$(0.16)	$(0.33)	$(1.24)
Net loss per share - Diluted	$(0.07)	$(0.16)	$(0.33)	$(1.24)
Weighted Average Shares Outstanding - Basic	12,222	11,835	12,073	11,758
Weighted Average Shares Outstanding - Diluted	12,222	11,835	12,073	11,758

Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss:

GAAP Net Loss	$(814)	$(1,932)	$(3,993)	$(14,632)
Add-back Amortization of Intangibles & IP	88	519	1,203	2,191
Add-back Share-Based Compensation	659	662	2,173	2,831
Add-back Swedish Deferred Tax Valuation Allowance	-	-	-	1,794
Exclude payment received from a stockholder's short-swing stock trading profit	-	-	(707)	-
Subtotal of adjustments	747	1,181	2,669	6,816

Net Loss (non-GAAP)	$(67)	$(751)	$(1,324)	$(7,816)
Net loss per share - Basic	$(0.01)	$(0.06)	$(0.11)	$(0.66)
Net loss per share - Diluted	$(0.01)	$(0.06)	$(0.11)	$(0.66)
Weighted Average Shares Outstanding - Basic	12,222	11,835	12,073	11,758
Weighted Average Shares Outstanding - Diluted	12,222	11,835	12,073	11,758

Exhibit 99.1

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2017	2016

Cash and cash equivalents	$30,451	$28,034
Accounts receivable, net	7,306	6,932
Prepaid expenses and other current assets	2,789	2,265
Total current assets	40,546	37,231

Property and equipment, net	1,064	1,210
Intangible and other assets, net	8,795	9,990

Total assets	$50,405	$48,431

Accounts payable and accrued expenses	$5,881	$4,077
Deferred revenue - current portion	11,303	9,630
Total current liabilities	17,184	13,707

Other long-term liabilities	692	766
Total long-term liabilities	692	766

Total shareholders' equity	32,529	33,958

Total liabilities and shareholders’ equity	$50,405	$48,431

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Frank Moreno

Datawatch Corporation

Frank_Moreno@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

Exhibit 99.1

© 2017 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.